Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Disc Medicine, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	457(c) and 457(h)	1,672,599(2)	$7.20(3)	$12,042,712.80(3)	$0.0001102	$1,327.11

Equity	Common Stock, $0.0001 par value per share	457(c) and 457(h)	2,035,103(4)	$18.78(5)	$38,209,058.83(5)	$0.0001102	$4,210.64

Equity	Common Stock, $0.0001 par value per share	457(c) and 457(h)	180,894(6)	$18.78(5)	$3,396,284.85(5)	$0.0001102	$374.27

Total Offering Amounts					$53,648,056.48		$5,912.02

Total Fee Offsets							—

Net Fee Due							$5,912.02

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, par value $0.0001 per share (the “Common Stock”) which become issuable under the Registrant’s 2021 Stock Option and Incentive Plan (the “2021 Plan”), the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) or the Disc Medicine, Inc. 2017 Stock Option and Grant Plan (the “Disc 2017 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents 1,672,599 shares of Common Stock issuable with respect to Disc (as defined below) options assumed by the Registrant pursuant to the Agreement and Plan of Merger, dated as of August 9, 2022, by and among the Registrant, Disc Medicine Opco, Inc. (formerly known as Disc Medicine, Inc.) (“Disc”) and Gemstone Merger Sub, Inc. (such Disc options were previously granted pursuant to the Disc 2017 Plan).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on weighted average exercise price of $7.20 per share, the weighted average exercise price (rounded to the nearest cent) of the outstanding option awards granted under the Disc 2017 Plan.

(4)

Represents an increase of 2,035,103 shares of Common Stock to the number of shares reserved for issuance under the 2021 Plan, which includes (i) an automatic increase of 696,224 shares of Common Stock, effective January 1, 2023 and (ii) an increase of 1,338,879 shares of Common Stock approved by the Registrant’s stockholders on December 28, 2022. Shares available for issuance under the 2021 Plan were previously registered on Registration Statements on Form S-8 filed with the United States Securities and Exchange Commission (“SEC”) on April 12, 2021 (File No. 333-255194) and March 10, 2022 (File No. 333-263410).

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on $18.78, the average of the high and low sale prices of the Common Stock as reported on Nasdaq on January 12, 2023 (such date being within five business days of the date that this Registration Statement was filed with the Commission).

(6)

Represents an increase of 180,894 shares of Common Stock to the number of shares reserved for issuance under the 2021 ESPP, which includes (i) an automatic increase of 43,055 shares of Common Stock, effective January 1, 2023 and (ii) an increase of 137,839 shares of Common Stock approved by the Registrant’s stockholders on December 28, 2022. Shares available for issuance under the 2021 ESPP were previously registered on a Registration Statement on Form S-8 filed with the SEC on October 14, 2022 (File No. 333-260243).